Exhibit 8

[Foley & Lardner letterhead] August 13, 2013	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 083697-0227

Integrys Energy Group, Inc. 130 East Randolph Street Chicago, Illinois 60601-6207
Ladies and Gentlemen:
As counsel to Integrys Energy Group, Inc., a Wisconsin corporation (the “Company”), we expressed certain federal income tax opinions relating to the $400,000,000 aggregate principal amount of 6.00% Junior Subordinated Notes Due 2073 to be issued by the Company on August 15, 2013, as described in the final prospectus supplement, dated August 12, 2013 (the “Prospectus Supplement”). We hereby confirm to you our opinion as set forth under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus Supplement, subject to the limitations set forth therein.
We hereby consent to the deemed incorporation by reference of this opinion into the Prospectus Supplement and to the reference to us under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Sincerely,

/s/ Foley & Lardner LLP
Foley & Lardner LLP

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